Exhibit 10.47

COCA-COLA PLAZA
ATLANTA, GEORGIA

ALEXANDER B. CUMMINGS EXECUTIVE VICE PRESIDENT AND CHIEF ADMINISTRATIVE OFFICER	ADDRESS REPLY TO P.O. BOX 1734 ATLANTA, GA 30301 404-676-6926 FAX: 404-515-2411

October 26, 2009

Ms. Ceree Eberly

Beverage Services, Ltd.

London, England

Dear Ceree,

We are delighted to confirm your offer for the position of Chief People Officer, with an effective target date of December 1, 2009, reporting to me.  The information contained in this letter provides details of the offer.

•                  Your principal place of assignment will be Atlanta, Georgia at the Company’s Corporate Center.

•                  Your annual base gross salary will be $460,000 and will be reviewed annually according to Company practice.  Your next salary review will occur in April 2011.

•                  Your target annual incentive will be 85% of gross annual salary.  The plan may be modified from time to time.

•                  You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive program, currently consisting of stock options and performance share units (PSUs).  Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  You will be eligible to receive equity awards within guidelines for the job grade assigned to your position and based upon your personal performance, Company performance, and your leadership potential to add value to the system in the future.  The current reference value for your position is $1,462,000.  As a discretionary program, the award timing, frequency, size and distribution between stock options and PSUs are variable.

Ms. Ceree Eberly

October 26, 2009

•                  The Compensation Committee has approved a transition payment for you in the amount of $45,000.  This payment is subject to hypothetical tax under the normal terms of the International Service Program.

•                  You are expected to attain share ownership valued at two times your salary over the next five years.  You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Compensation Committee of the Board of Directors the following February.

•                  You will be eligible for the financial planning program which provides for the reimbursement of certain financial planning and counseling services, up to $10,000 annually, subject to taxes and withholding.  This program is available to you beginning December 1, 2009.  More information about the details of this program will be provided to you by Executive Compensation.

•                  You will continue to participate in the International Service Program through your repatriation date but no later than June 30, 2010.  You will be provided the standard repatriation benefits provided under the International Service Program.

•                  You will be eligible for certain relocation benefits under the Company’s policy.  Your Relocation Client Services Manager, Linda Straw, will contact you to review the details of these benefits.

•                  You will be eligible for membership and reimbursement of dues and initiation fees associated with one country club, social club or similar club as long as the club use is for ordinary and necessary business purposes.  You will be required to track and report any personal use of the Company-paid club membership and dues.  Club use that is personal will be considered taxable income and will not be grossed-up by the Company.

•                  It will be necessary for you to execute the enclosed Agreement on Confidentiality, Non-Competition and Non-Solicitation.

Ms. Ceree Eberly

October 26, 2009

Ceree, I feel certain that you will find challenge, satisfaction and opportunity in this new role and as we continue our journey to create a sustainable growth business at The Coca-Cola Company.

Should you have any questions, about the foregoing or the enclosure, please call me or Ginny Sutton at 404-676-4147.  Please signify your acceptance of such position by signing as indicated below.

Sincerely,

/s/ Alexander B. Cummings

Enclosure

C:  Ginny Sutton

I have read and I hereby acknowledge and accept this offer.

/s/ Ceree T. Eberly	1-November 2009
Ceree Eberly	Date

AGREEMENT ON CONFIDENTIALITY,

NON-COMPETITION AND NON-SOLICITATION

In consideration of my continued employment by The Coca-Cola Company, a Delaware corporation, I agree with The Coca-Cola Company as follows:

1.                                       Definitions.  For the purposes of this Agreement, the following definitions apply:

(a)                                  “Confidential Information” means any data or information, other than Trade Secrets, that is valuable to The Coca-Cola Company and/or its subsidiaries and affiliates (collectively “the Company”) and not generally known to competitors of the Company or other outsiders, regardless of whether the information is in print, written, or electronic form, retained in my memory, or has been compiled or created by me, including, but not limited to, technical, financial, personnel, staffing, payroll, computer systems, marketing, advertising, merchandising, product, vendor, or customer data, or other information similar to the foregoing;

(b)                                 “Trade Secret” means any information, including a formula, pattern, compilation, program, device, method, technique, or process, that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and

(c)                                  “Customer” means anyone who (i) is or was a customer of the Company during my employment with The Coca-Cola Company, or (ii) is a prospective customer of the Company to whom the Company has made a presentation (or similar offering of services) within the one-year period immediately preceding the termination of my employment with The Coca-Cola Company or, if my employment has not terminated, the one-year period immediately preceding any alleged violation of this Agreement.

2.                                       Acknowledgement.  My services for The Coca-Cola Company are of a special, unique, extraordinary, and intellectual character, and are performed on behalf of the Company throughout the world.  My position as a high-level executive of The Coca-Cola Company places me in a position of confidence and trust with the Customers and employees of the Company.  So long as I shall remain in the employ of The Coca-Cola Company, I shall devote my whole time and ability to the service of the Company in such capacity as The Coca-Cola Company shall from time to time direct, and I shall perform my duties faithfully and diligently.

I acknowledge that the rendering of services to the Company’s Customers necessarily requires the disclosure of the Company’s Confidential Information and Trade Secrets to me.  In addition, in the course of my employment with The Coca-Cola Company, I will develop a personal acquaintanceship and relationship with certain of the Company’s Customers, and a knowledge of those Customers’ affairs and requirements, which may constitute a significant contact between the Company and such Customers.  Finally, the Customers with whom I will have business dealings on behalf of the Company are located throughout the world.

I further acknowledge that the provisions in this Agreement, including, but not limited to, the restrictive covenants and the governing law and forum selection provisions, are fair and reasonable, that enforcement of the provisions of this Agreement will not cause me undue hardship, and that the provisions of this Agreement are necessary and commensurate with the need to protect the Company’s established goodwill and proprietary information from irreparable harm.  In the event that I breach, I threaten in any way to breach, or it is inevitable that I will breach any of the provisions of this Agreement, damages shall be an inadequate remedy and The Coca-Cola Company shall be entitled, without bond, to injunctive or other equitable relief.  The Coca-Cola Company’s rights in this respect are in addition to all rights otherwise available at law or in equity.

3.                                       Non-Competition and Non-Solicitation.  I agree that while I am in The Coca-Cola Company’s employ and for two years after the termination of my employment with The Coca-Cola Company for any reason whatsoever, I shall not, directly or indirectly, except on behalf of or with the prior written consent of The Coca-Cola Company:

(a)                                  enter into or maintain an employment, contractual, or other relationship to render any services of the type I performed for the Company during the last two years of my employment with (i) any person or entity in competition with the Company, or (ii) any Customer of the Company with whom I had business dealings during the last two years of my employment with The Coca-Cola Company;

(b)                                 solicit or attempt to solicit any Customer to do business of the type performed by the Company or to persuade any Customer to do business with any person or entity in competition with the Company or to reduce the amount of business which any such Customer has customarily done or contemplates doing with the Company, whether or not the relationship between the Company and such Customer was originally established in whole or in part through my efforts; provided, however, that the Customer solicited is one with which I had business dealings during the last two years of my employment with The Coca-Cola Company; or

(c)                                  solicit or attempt to solicit for employment any person who is an employee of the Company.

4.                                       Confidential Information and Trade Secrets.

(a)                                  During my employment with The Coca-Cola Company, I will acquire and have access to the Company’s Confidential Information.  I agree that while I am in The Coca-Cola Company’s employ and for two years after the termination of my employment with The Coca-Cola Company for any reason whatsoever, I shall hold in confidence all Confidential Information of the Company and will not disclose, publish, or make use of such Confidential Information, directly or indirectly, unless compelled by law and then only after providing written notice to The Coca-Cola Company.  If I have any questions regarding what data or information would be considered by the Company to be Confidential Information, I agree to contact the appropriate person(s) at the Company for written clarification; and

(b)                                 During my employment with The Coca-Cola Company, I will also acquire and have access to the Company’s Trade Secrets.  I acknowledge that the Company has made and will continue to make reasonable efforts under the circumstances to maintain the secrecy of its Trade Secrets.  I agree to hold in confidence all Trade Secrets of the Company that come into my knowledge during my employment with The Coca-Cola Company and shall not directly or indirectly disclose, publish, or make use of at any time such Trade Secrets for so long as the information remains a Trade Secret.  If I have any questions regarding what data or information constitutes a Trade Secret, I agree to contact the appropriate person(s) at the Company for written clarification.  Nothing in this provision shall be interpreted to diminish the protections afforded trade secrets under applicable law.

5.                                       Company Property.  Upon leaving the employ of The Coca-Cola Company, I shall not take with me any written, printed, or electronically stored Trade Secrets, Confidential Information, or any other property of the Company obtained by me as a result of my employment, or any reproductions thereof.  All such Company property and all copies thereof shall be surrendered by me to the Company on my termination or at any time upon request of the Company.

6.                                       Inventions, Discoveries, and Authorship.  I shall disclose to the Company and I agree to and do hereby assign to the Company, without charge, all my rights, title, and interest in and to any and all inventions and discoveries that I may make, solely or jointly with others, while in the employ of The Coca-Cola Company, that relate to or are useful or may be useful in connection with business of the character carried on or contemplated by the Company, and all my rights, title, and interest in and to any and all domestic and foreign applications for patents as well as any divisions or continuations thereof covering such inventions and discoveries and any and all patents granted for such inventions and discoveries and any and all reissues, extensions, and revivals of such patents; and upon request of the Company, whether during or subsequent to my employment with The Coca-Cola Company, I shall do any and all acts and execute and deliver such instruments as may be deemed by the Company necessary or proper to vest all my rights, title, and interest in and to said inventions, discoveries, applications, and patents in the Company and to secure or maintain such applications, patents, reissues, extensions, and/or revivals thereof.  All necessary and proper expenses in connection with the foregoing shall be borne by the Company, and if services in connection therewith are performed at the Company’s request after termination of my employment with The Coca-Cola Company, the Company will pay reasonable compensation for such services.  Any inventions and discoveries relating to the Company’s business made by me within one year after termination of my employment with The Coca-Cola Company shall be deemed to be within this provision, unless I can prove that the same were conceived and made following said termination and such conception or invention is not based upon or related to any Trade Secrets, as defined herein, received pursuant to my employment with The Coca-Cola Company.

Attached is a list of patent applications and unpatented inventions made prior to my employment with The Coca-Cola Company, which I agree is a complete list and which I desire to remove from the operation of this Agreement.

I also hereby assign to the Company, without charge, all my rights, title, and interest in and to all original works of authorship filed in any tangible form, prepared by me, solely or jointly with others, within the scope of my employment with The Coca-Cola Company.  In addition, the Company and I hereby agree that any such original work of authorship that qualifies as a “work made for hire” under the U.S. copyright laws shall be a “work made for hire” and shall be owned by the Company.

7.                                       Governing Law.  This Agreement shall be construed, interpreted, and applied in accordance with the laws of the State of Delaware, without giving effect to the choice-of-law provisions thereof.

8.                                       Mandatory Forum Selection.  The Company and I hereby irrevocably submit any dispute arising out of, in connection with, or relating to this Agreement, including with respect to my employment by The Coca-Cola Company or the termination of such employment, to the exclusive concurrent jurisdiction of the state and federal courts located in the State of Delaware.  The Company and I also both irrevocably waive, to the fullest extent permitted by applicable law, any objection either may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Finally, I waive formal service of process and agree to accept service of process worldwide.

9.                                       Severability.  In the event that any provision of this Agreement is found to be invalid or unenforceable by a court of law or other appropriate authority, the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement, which shall remain in full force and effect, and that court or other appropriate authority shall modify the provisions found to be unenforceable or invalid so as to make them enforceable, taking into account the purposes of this Agreement and the nationwide and international scope of the Company’s business.

10.                                 Waiver.  No waiver of any provision of this Agreement shall be effective unless pursuant to a writing signed by me and the Company, and such waiver shall be effective only in the specific instance and for the specific purpose stated in the writing.

11.                                 Tolling.  Provided that I have not been enjoined from breaching any of the terms of this Agreement, the time periods set forth in Paragraphs 3 and 4 above shall be tolled upon the filing of a lawsuit challenging the enforceability of this Agreement until the aforementioned dispute is resolved and all periods for appeal have expired.

12.                                 Assignment.  This Agreement shall inure to the benefit of the Company, allied companies, successors and assigns, or nominees of the Company, and I specifically agree to execute any and all documents considered convenient or necessary to assign transfer, sustain and maintain inventions, discoveries, copyrightable material, applications, and patents, both in this and foreign countries, to and on behalf of the Company.

I HAVE READ THIS AGREEMENT IN ITS ENTIRETY AND, INTENDING TO BE LEGALLY BOUND, I HEREBY VOLUNTARILY ACCEPT AND AGREE TO ITS TERMS.

I have hereunto signed my name this 1 day of  November, 2009.

/s/ Ceree T. Eberly
Employee Signature

Ceree T. Eberly
Print Name